Core-Mark Signs Definitive Agreement to Purchase Farner-Bocken Company

South San Francisco, California - May 22, 2017 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has entered into a Definitive Asset Purchase Agreement to acquire substantially all of the assets of Farner-Bocken Company located in Carroll, Iowa.

The purchase price is estimated to be approximately $190 million, predicated on the value of certain assets to be determined at closing. No debt or significant liabilities are being assumed by Core-Mark in the transaction. Core-Mark will fund the purchase with borrowings under its credit facility. The closing of this deal is subject to standard regulatory approvals, including HSR and applicable state licensing requirements for the sale of tobacco and other regulated products. The acquisition is expected to be accretive within the first year following closing, including start-up and due diligence costs in connection with the transaction.

Farner-Bocken Company is a third-generation family held company founded in 1939 that enjoys an excellent reputation with its customers in the fourteen states in which it operates. The company employs over 1,000 people, all of whom have contributed to building an organization that has grown sales to over $1.4 billion by providing exemplary service and building strong partnerships with their customers.

“We are excited to welcome the customers and employees of Farner-Bocken to the Core-Mark family. Both of our companies have built strong reputations in the marketplace with customers, employees and suppliers. This acquisition establishes a strong foothold in the Mid-West and provides Core-Mark additional expertise in foodservice and fresh that has the potential to spread through our other divisions,” said Thomas B. Perkins, President and Chief Executive Officer of Core-Mark. “Under the continued leadership of Dean Onken and Paul Francis who will be named Co-Division Presidents, we expect the Farner-Bocken team will continue to be a market leader in providing value added programs and excellent service to their customers.”

“After a careful evaluation of potential partners to preserve the Farner-Bocken Company legacy, Core-Mark emerged as the obvious choice. Their commitment to customers and employees, along with their successful track record with previous acquisitions were the prevailing decision factors,” said John Norgaard, Farner-Bocken’s Chairman. “Farner-Bocken and Core-Mark are both committed to exceeding customer expectations by offering exceptional service and complete retail solutions. Core-Mark values the relationships we have built over the years. Most importantly, they respect our culture, reputation and talented employees.”

Weil, Gotshal & Manges LLP served as counsel to Core-Mark and Davis, Brown, Koehn, Shors & Roberts, P.C. served as counsel to Farner-Bocken in the transaction.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 42,000 customer locations in the U.S. and Canada through 30 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Farner-Bocken
Farner-Bocken is a third generation company founded in 1939 servicing nearly 6,000 customers in 14 states across the Midwest. The company provides its customers a broad product selection focused on foodservice and fresh from its state of the art 430,000 square foot facility in Carroll, Iowa. Farner-Bocken’s 1,000 plus employees are dedicated to providing their customers with great service and building long-term partnerships.

Safe Harbor
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Exchange Act of 1934 and the Securities Act of 1933.

Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual results to differ materially from those described in or implied by such forward-looking statements.
Factors that might cause or contribute to such differences include, but are not limited to, our ability to complete the transaction considering the various closing conditions, including those conditions related to any regulatory approvals; our ability to successfully integrate acquired businesses; unexpected costs and benefits of the transaction; changes in management plans relating to the transaction or the entity acquired; failure or disruptions of information technology systems or of our ability to integrate the information technology systems of the acquired business; our ability to borrow additional capital; changes in the expected timing of the completion of the transaction; governmental regulations and changes thereto, including fair trade and tax laws; our ability to achieve the expected benefits of implementation of marketing initiatives; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; and our dependence on senior management. For a more detailed discussion of certain of these risk factors, please refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com.